Exhibit 99.1

Execution Copy

BRILLIANT DIGITAL ENTERTAINMENT, INC.

14011 Ventura Boulevard, Suite 501
Sherman Oaks, CA 91423

Dated as of September 26, 2005

To the Holders of Secured Convertible Promissory Notes
of Brilliant Digital Entertainment, Inc. Set
Forth on the Schedule 1 Attached Hereto

Re:          Amendments to Notes, Loan Documents and Warrants

Gentlemen:

Reference is made to those certain (i) Secured Convertible Promissory Notes, dated May 23, 2001, issued by the Brilliant Digital Entertainment, Inc., a Delaware corporation (“BDE”, collectively, with its subsidiaries, the “Company”), in favor of each of Harris Toibb, Europlay 1, LLC and Preston Ford, Inc., each as previously amended by that certain Amendment No. One to Secured Convertible Promissory Note, dated as of December 19, 2001, and those certain Amendments No. Two, Three, Four and Five to Secured Convertible Promissory Note, dated as of October 4, 2002, December 31, 2003, March 30, 2004 and September 26, 2004, respectively (as amended, each a “May Convertible Note” and collectively, the “May Convertible Notes”); (ii) Secured Convertible Promissory Notes, dated December 19, 2001, issued by the Company in favor of each of Harris Toibb and Capel Capital, Ltd., each as previously amended by those certain Amendments No. One, Two, Three and Four to Secured Convertible Promissory Note, dated as of October 4, 2002, December 31, 2003, March 30, 2004 and September 26, 2004, respectively (each a “December Convertible Note” and collectively, the “December Convertible Notes”); (iii) Warrants to Purchase Common Stock of Brilliant Digital Entertainment, Inc. in favor of each of Harris Toibb, Europlay 1, LLC and Preston Ford, Inc., dated May 23, 2001, each as previously amended by those certain Amendments No. One, Two and Three to the Warrant to Purchase Common Stock dated as of December 19, 2001, March 30, 2004 and September 26, 2004, respectively, which expire October 4, 2008 (each a “May Warrant” and collectively, the “May Warrants”), (iv) Warrants to Purchase Common Stock of Brilliant Digital Entertainment, Inc. in favor of Harris Toibb and Capel Capital, Ltd., dated December 19, 2001, each as previously amended by those certain Amendments No. One and Two to the Warrant to Purchase Common Stock dated as of March 30, 2004 and September 26, 2004, respectively, which expire October 4, 2008 (each a “December Warrant” and collectively, the “December Warrants”) (v) Warrants to purchase Common Stock of Brilliant Digital Entertainment, Inc. in favor of each of the Holders, dated October 4, 2002 as previously amended by Amendment No. One to the Warrant to Purchase Common Stock dated September 26, 2004, which expire October 4, 2008 (each an “October Warrants” and collectively, the “October Warrants”); (vi) Warrants to Purchase Common Stock of Brilliant Digital Entertainment, Inc. in favor of Harris Toibb, Europlay 1, LLC, Preston Ford, Inc. and Capel Capital, Ltd. dated as of March 30, 2004 as previously amended by Amendment No. One to the Warrant to Purchase Common Stock dated as of September 26, 2004, which expire October 4, 2008 (each a “March Warrant” and collectively, the “March Warrants”) (the May

Warrants, the December Warrants, the October Warrants and the March Warrants, together are referred to as the “Warrants”); (vii) each of the Purchase Agreements defined in and incorporated by reference in to the May Convertible Notes and the December Convertible Notes as amended by this Agreement; (viii) the Letter Agreement dated March 30, 2004, between the Company and each of the Holders (the “March 2004 Letter Agreement”) and (ix) the Letter Agreement dated as of September 26, 2004, between the Company and each of the Holders (the “September 2004 Letter Agreement”).

The May Convertible Notes and the December Convertible Notes (collectively, the “Notes”) had a stated maturity date of December 31, 2003 (the “Maturity Date”) and the Company notified each of you that it would not be able to pay the amounts outstanding under the May Convertible Notes and the December Convertible Notes on the Maturity Date.  As of December 31, 2003, each of you agreed in writing to an extension of the Maturity Date to March 1, 2004 (the “March 2004 Maturity Date”).  The Company notified each of you that it would not be able to pay the amounts outstanding under the May Convertible Notes and the December Convertible Notes on the March Maturity Date and each of you agreed to an extension of the March Maturity Date to September 26, 2004 (the “September 2004 Maturity Date”).  At September 26, 2004 the Notes were in default.  Subsequently, as of September 26, 2004, each of you agreed to an extension of the September 2004 Maturity Date to September 26, 2005 (the “September 2005 Maturity Date”).  The Company has again notified you that it will not be able to pay the amounts outstanding under the Notes on the Maturity Date.

This letter agreement (this “Agreement”) constitutes the binding agreement of the Company and each of you (each, a “Holder”), pursuant to which each Holder and the Company shall amend the Purchase Agreements, the March 2004 Letter Agreement, the September 2004 Letter Agreement, the May Convertible Notes, the May Warrants, the December Convertible Notes, the December Warrants, the October Warrants and the March Warrants on the terms and conditions set forth herein.  To the extent that Purchase Agreements, the March 2004 Letter Agreement, the September 2004 Letter Agreement, the May Convertible Notes, the December Convertible Notes, the May Warrants, the December Warrants, the October Warrants or the March Warrants are not amended by this Agreement, directly or indirectly, then the terms thereof, respectively shall remain in full force and effect.

For good and valuable consideration, receipt of which is hereby acknowledged, the Company and each Holder agree as follows:

1.             Amendments to Secured Promissory Notes.

1.1  Amendments.  Concurrently with the execution and delivery of this Agreement by each Holder and the Company, the Company and such Holder shall execute and deliver, to the extent applicable to such Holder, (i) that certain Amendment No. Six to Secured Convertible Promissory Note, dated as of September 26, 2005, substantially in the form attached hereto as Exhibit A (the “May Note Amendment”), which May Note Amendment shall amend the Holder’s respective May Convertible Note to (A) change the Maturity Date (as defined therein) from September 26, 2005 to March 31, 2006 and (B) change the definition of Purchase Agreement to include the March 2004 Letter Agreement, the September 2004 Letter Agreement, this Agreement and all extension agreements, as amended and (ii) that certain Amendment

No. Five to Secured Convertible Promissory Note, dated as of September 26, 2005, substantially in the form attached hereto as Exhibit B (the “December Note Amendment” and collectively with the May Note Amendment, the “Note Amendments”) (the Notes, as amended to the date of this Agreement and the Note Amendments, collectively, the “Secured Promissory Notes”), which December Note Amendment shall amend the Holder’s respective December Convertible Note to (A) change the Maturity Date (as defined therein) from September 26, 2005 to March 31, 2006 and(B) change the definition of Purchase Agreement to include the March 2004 Letter Agreement, the September 2004 Letter Agreement, this Agreement and all extension agreements, as amended.

1.2           Conversion Price.  Effective upon the Reverse Stock Split (as defined below), the Conversion Price of each Note shall be adjusted to $0.02, which Conversion Price shall remain subject to further adjustment and change as provided in the Purchase Agreement.

1.3           The Purchase Agreement, Note Amendments and Letter Agreement Extension.  Each of the terms and provisions of the Original Purchase Agreement (as defined in the Note Amendments), the May Convertible Notes, the December Convertible Notes, the May Warrants, the December Warrants, the October Warrants, the March Warrants, the Note Amendments set forth in the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement shall continue in full force and effect, unless expressly amended in writing by the Company and the Holders until the later of (A) the Maturity Date of the Notes provided for in this Agreement or (B) the payment in full and performance in full by the Company of all of its obligations under this Agreement or under any of the foregoing agreements.

2.             Amendments to Warrants.  Concurrently with the execution and delivery of this Agreement by each Holder and the Company, the Company and such Holder shall execute and deliver, to the extent applicable to such Holder, that certain (i) Amendment No. Four to the May Warrant dated as of September 26, 2005, substantially in the form attached hereto as Exhibit C (the “May Warrant Amendment”) which May Warrant Amendment shall amend the Holder’s respective May Warrant to (A) adjust the Purchase Price to $0.02 and (B) confirm that the Purchase Price as adjusted remains subject to further adjustment and change as provided in the May Warrant; (ii) Amendment No. Three to the December Warrant dated as of September 26, 2005, substantially in the form attached hereto as Exhibit D (the “December Warrant Amendment”) which December Warrant Amendment shall amend the Holder’s respective December Warrant to (A) adjust the Purchase Price to $0.02 and (B) confirm that the Purchase Price, as adjusted remains subject to further adjustment and change as provided in the December Warrant, (iii) that certain Amendment No. Two to the October Warrant dated as of September 26, 2005, substantially in the form attached hereto as Exhibit E (the “October Warrant Amendment”) which October Warrant Amendment shall amend the Holder’s respective October Warrant to (A) adjust the Purchase Price to $0.02 and (B) confirm that the Purchase Price as adjusted remains subject to further adjustments and change as provided in the October Warrant, and (iv) that certain Amendment No. Two to the March Warrant dated as of September 26, 2005, substantially in the form attached hereto as Exhibit F (the “March Warrant Amendment”) which March Warrant Amendment shall amend the Holder’s respective March Warrant to (A) adjust the Purchase Price to $0.02 and (B) confirm that the Purchase Price as adjusted remains subject to further adjustment and change as provided in the March Warrant (collectively, the “Warrant Amendments”).

3.             Consideration for Amendments.  In consideration of each Holder’s amendment of the May Convertible Note and/or December Convertible Note, as soon as practicable following receipt by the Company of this Agreement and the May Note Amendment and/or December Note Amendment, as applicable, countersigned by the Holder, the Company shall (i) enter into this Agreement, (ii) execute and deliver the Warrant Amendments and (iii) issue to each Holder a warrant expiring October 5, 2009 (each an “Immediate September Warrant” and collectively the “Immediate September Warrants”) initially exercisable for a number of shares of Common Stock equal to (a) 111,000,000 multiplied by (b) a percentage determined by dividing the outstanding principal amount of such Holder’s May Convertible Note and/or December Convertible Note by the total outstanding principal amount of all Holders’ May Convertible Notes and December Convertible Notes, at an exercise price of $0.02 per share.  Additionally,  the Company shall issue to each Holder a warrant expiring October 5, 2009 effective on the effectiveness of the Reverse Stock Split (as defined below) (each a “September Warrant” and collectively, the “September Warrants”) initially exercisable for a number of shares of Common Stock equal to (i) one hundred seventy five percent (175%) of the outstanding principal amount (which for purposes of clarity, shall not include accrued but unpaid interest, costs and fees) of the May Convertible Note and/or December Convertible Note being amended by the Holder pursuant to this Agreement, divided by (ii) a price (the Exercise Price”) of two cents ($0.02) minus the number of shares underlying the Immediate September Warrant issued to such Holder.  Each Immediate September Warrant and each September Warrant shall have an exercise price per share equal to the Exercise Price, and shall otherwise be on the terms set forth in the form of the Immediate September Warrant and the September Warrant attached hereto as Exhibits G and H, respectively, to this Agreement.

4.             Intentionally Deleted.

5.             Excess Cash and Other Required Payments.  Effective as of September 26, 2005, Section 5.1 of the September 2004 Letter Agreement is deleted (on a going forward basis).  In lieu thereof, effective from and after September 26, 2005, the Company shall make the payments to the Holders in accordance with the following Section 5.1 (which is not intended to replace any other provision of the September 2004 Letter Agreement):

5.1.          Other Payments.  Until the Secured Promissory Notes and all of the obligations thereunder and under any and all of the agreements related thereto, including but not limited to the Purchase Agreements, the March 2004 Letter Agreement and the September 2004 Letter Agreement are paid and performed in full, commencing on the date of this Agreement, the Company shall pay cash, in immediately available funds, (i) monthly, in the aggregate amount of Seventy Five Thousand Dollars ($75,000) on the first business day of each month, on a pro rata basis to each Holder directly, to be applied to interest and principal in that order, (ii) quarterly (calculated for these purposes, commencing with the quarter ending September 30, 2005) , not later than 45 days after the end of such quarter, on a pro rata basis to each Holder directly, to be applied to interest and principal in that order, in an amount equal to fifty percent (50%) of any EBITDA in excess of Five Hundred Thousand Dollars ($500,000) determined quarterly from the financial statements contained in the Company’s consolidated of operations then most recently filed with the Securities and Exchange Commission (the “SEC”), which statements of operations are prepared in accordance with generally accepted accounting principles and with the rules and regulations (including Regulation S-X) promulgated under the Securities Exchange Act of 1934 as amended (the “Company Financial Statements”), and (iii) as received by the Company, on a pro rata basis to each Holder directly, to be applied to interest and principal in that order, an amount equal to fifty percent (50%) of (A) any increased revenues received from existing sources of revenue for the Company as of the date of this Agreement, and (B) any and all revenues or other cash or property received from any and all new sources of revenue or cash or property after the date of this Agreement; irrespective of the nature of such revenues, cash or property, including but not limited to renegotiated terms of existing contracts, new contracts, sales or other dispositions of assets, royalties, licensing fees or equity or financing transactions.

6.             Acknowledgement and Affirmation of the Notes, the Purchase Agreements, the March 2004 Letter Agreement, the September 2004 Letter Agreement and the Warrants.  The Company, and each of Brilliant Studios, Inc. and B3D, Inc (each a “Special Subsidiary”), acknowledge and agree that (i) the Company is indebted to each Holder in the principal amount set forth on Schedule 1 hereto, plus accrued and unpaid interest and other fees and costs, including an aggregate agreed upon amount of legal fees and costs through September 26, 2005 (inclusive of the Twenty Thousand Dollar ($20,000) Expense Payment addressed in Section 12 of this Agreement), (ii) the Notes, the Purchase Agreements (as such terms are defined in the Notes), the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement and the Warrants delivered in connection with the Notes, the Immediate September Warrants, the September Warrants, the Purchase Agreements, the March 2004 Letter Agreement, the September 2004 Letter Agreement and the amendments thereof are legal, valid and binding obligations of the Company and are and shall continue, after the amendments to the May Convertible Notes, the May Warrants, the December Convertible Notes, the December Warrants, the October Warrants, the March Warrants, the Immediate September Warrants and the September Warrants contemplated herein, in full force and effect and are hereby confirmed in all respects and the Company hereby reaffirms each and every obligation thereunder and each of the waivers and consents made therein, and (iii) the amounts set forth in clause (i) above and the obligation of the Company to repay the Notes and perform under the Purchase Agreements, the Warrants, the Immediate September Warrants and the September Warrants are absolute and unconditional and not subject to any offset, defenses, claims, counterclaims or disputes.  The Company and each Special Subsidiary represents and warrants that it has reread the Notes, the Purchase Agreements, the Warrants, the Immediate September Warrants, the September Warrants, the Note Amendments and the Warrant Amendments and each of the obligations, waivers and consents set forth therein and that its execution of this Agreement and the agreements, acknowledgements and affirmations made herein have been done after consultation with legal counsel and with full knowledge of its significance and consequences and in recognition of the fact that on March 1, 2004 and September 26, 2004 the Company and each Special Subsidiary was, and in the absence of this Agreement on September 26, 2005 will continue to be, in default thereunder.

7.             Reverse Stock Split.  In partial consideration of the Holders’ agreements herein, it is the parties’ intent to reduce the Conversion Price of the Notes to $0.02, reduce the exercise price of the Warrants to $0.02 and for the Company to issue the Immediate September Warrants and the September Warrants to the Holders with a exercise price of $0.02.  Presently, the

Company does not have sufficient authorized shares of its Common Stock to effect the reduction of the Conversion Price of the Notes or the exercise of the September Warrants.  The Company’s Board of Directors has approved a one-for-ten (1-for-10) reverse stock split of the Corporation’s Common Stock which requires an amendment to the certificate of incorporation in order to effect the split (the “Reverse Stock Split”), to increase the number of authorized shares available for future grant.  As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) in connection with the meeting of its stockholders (the “Stockholders Meeting”).  At the Stockholders Meeting the Company will seek to obtain stockholder approval (“Stockholder Approval”) of an amendment to the Corporation’s Certificate of Incorporation to effect the Reverse Stock Split.  The Company shall use its commercially reasonable efforts to respond to written comments of the SEC and its staff, if any and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments.  The Company shall take all commercially reasonable steps necessary to file with the SEC any amendment or supplement to the Proxy Statement so as to correct or amend the same in response to such comments, if any, and cause the Proxy Statement as so corrected or amended to be disseminated to the stockholders of the Company, in each case, in accordance with applicable law.  Additionally, the Company agrees to take all other actions necessary to effect the Reverse Stock Split by December 15, 2005, including obtaining a new CUSIP number for the Company’s shares of Common Stock and coordinating with the Company’s transfer agent for the exchange of stock certificates following the Reverse Stock Split.  The Chief Executive Officer of the Company will execute the Pledge Agreement for the benefit of the Holders in the form attached hereto as Exhibit I.

Although the Company will use commercially reasonable efforts to cause the Reverse Stock Split to be effective by December 15, 2005, if by December 31, 2005 (unless the Proxy Statement is subject to review by the SEC staff, and the comment and response process engaged in by the Company and the SEC staff causes the dissemination of the final Proxy Statement to be delayed beyond December 31, 2005, in which case the December 31, 2005 date shall be extended to January 31, 2006), for any reason or no reason, the Reverse Stock Split is not effective, the September Warrants are not effective or exercisable in accordance with this Agreement or the Conversion Price of the Notes has not been decreased to $0.02, then there shall be default under this Agreement, the Purchase Agreement, the March 2004 Agreement, the September 2004 Agreement, the Notes, the Security Agreement, the Guarantees, the Warrants and all of the amendments to the foregoing which shall result in a default in, and breach of, all obligations of the Company, its subsidiaries and its affiliates (including the Kevin Bermeister Pledge Agreement) under any and all of the foregoing, and the remaining principal amount of the Notes and all accrued interest and other sums or amounts owed there under or under any of the foregoing agreements being due and owing as of such date.

8.             Acknowledgement and Reaffirmation of Security Agreements.  The Company, and each subsidiary, hereby acknowledge and agree that (a) the Security and Pledge Agreement, dated as of May 23, 2001, as amended, executed by the Company and each Special Subsidiary (including the Trademark Security Agreement by and between the Company and Harris Toibb as agent for the Holders dated as of June 28, 2001 and the Patent Security Agreement by and between B3D, Inc. and Harris Toibb as agent for the Holders dated as of June 28, 2001) (the “May Security Agreement”) and (b) the Security and Pledge Agreement, dated as of

December 19, 2001, as amended, executed by the Company and each Special Subsidiary (the “December Security Agreement”) (i) are legal, valid and binding obligations of the Company and each Special Subsidiary and that no defenses to or claims against the enforcement of the May Security Agreement or the December Security Agreement or the exercise by the Agent of its rights thereunder exist, (ii) grant to the Agent (as such term is defined therein) a valid, enforceable and perfected security interest in and lien against all of the assets of the Company and of each Special Subsidiary as of such dates and as of the date of the March 2004 Letter Agreement, the September 2004 Letter Agreement and as of the date of this Agreement, and (iii) are and shall continue, after the amendments to the May Convertible Notes and December Convertible Notes contemplated herein, in full force and effect and are hereby confirmed in all respects and the Company and each Special Subsidiary hereby reaffirms each and every obligation thereunder and each of the waivers and consents made therein.  The Company and each Special Subsidiary agree that all references in the May Security Agreement to the Convertible Notes shall mean and be a reference to the Convertible Notes as amended by the May Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement, and this Agreement and the Company and each Special Subsidiary agree that all references in the December Security Agreement to the Convertible Notes shall mean and be a reference to the Convertible Notes as amended by the December Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement.  The Company and each Special Subsidiary represents and warrants that it has reread the May Security Agreement and the December Security Agreement and each of the obligations, waivers and consents set forth therein and that its execution of the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement and the agreements, acknowledgements and affirmations made herein and related hereto have been done after consultation with legal counsel and with full knowledge of its significance and consequences and in recognition of the fact that on September 26, 2005, the Company and each Special Subsidiary is, or in the absence of this Agreement, will continue to be, in default thereunder.

9.             Acknowledgement and Reaffirmation of Guarantees.

(a)           Each Special Subsidiary hereby acknowledges and agrees that (i) the Guaranty, dated as of May 23, 2001, executed by each Special Subsidiary (the “May Guaranty”) and (ii) the Guaranty, dated as of December 19, 2001, executed by each Special Subsidiary (the “December Guaranty”), (X) are legal, valid and binding obligations of each Special Subsidiary and that no defenses to or claims against the enforcement of the May Guaranty or the December Guaranty or the exercise by the Agent of its rights thereunder exist, and (Y) are and shall continue, after the amendments to the May Convertible Notes and December Convertible Notes contemplated herein and in the March 2004 Letter Agreement and September 2004 Letter Agreement, in full force and effect and are hereby confirmed in all respects and each Subsidiary hereby reaffirms each and every obligation thereunder and each of the waivers and consents made therein.  Each Special Subsidiary agrees that all references in the May Guaranty to the Convertible Notes, or words of similar import, shall mean and be a reference to the Convertible Notes as amended by the May Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement and each Special Subsidiary agrees that all references in the December Guaranty to the Convertible Notes, or words of similar import, shall mean and be a reference to the Convertible Notes as amended by the December Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement and this

Agreement.  Any reference in the May Guaranty to Secured Obligations or Convertible Note Loans shall include, to the extent applicable, the Convertible Notes as amended by the May Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement and any reference in the December Guaranty to Secured Obligations or Convertible Note Loans shall include, to the extent applicable, the Convertible Notes as amended by the December Note Amendments, the March 2004 Letter Agreement, the September 2004 Letter Agreement and this Agreement.

(b)           Each Special Subsidiary represents and warrants that it has reread the May Guaranty and the December Guaranty and each of the obligations, waivers and consents set forth therein and that its affirmation of such obligations, waivers and consents herein have been made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived or released may diminish, destroy, or otherwise adversely affect rights that each Subsidiary otherwise may have against the Company, the Holders, the Agent or against any collateral pledged to the Holders, and that, under the circumstances, the waivers, releases and consents herein given are reasonable and not contrary to public policy or law.

(c)           Each Subsidiary acknowledges that the amendments to the May Convertible Notes and the December Convertible Notes contemplated in the March 2004 Letter Agreement, the September 2004 Letter Agreement and in this Agreement and the terms of the March 2004 Letter Agreement , the September 2004 Letter Agreement and in this Agreement directly benefit each Subsidiary and that such amendments provide for an extension of the maturity date of the May Convertible Notes and the December Convertible Notes to September 26, 2006, a change in the Conversion Price effective upon the effectiveness of the Reverse Stock Split and the continuation as a default or an event of default thereunder, the failure to pay by the Company or any of its subsidiaries (taken as a whole) (which failure to pay in the case of indebtedness due Sharman Networks Limited or Europlay Capital Advisors, LLC (an amendment to which indebtedness requires consent of the Agent) shall occur following written demand for payment), any principal, interest, premium or other amount payable with respect to any item of indebtedness aggregating One Hundred Thousand Dollars ($100,000) or which would allow for the acceleration or the right to accelerate indebtedness, which would permit the holder of such indebtedness to cause maturity to occur, or which would allow for the commencement or the right to commence remedies with respect thereto and the failure to comply with the provisions of this Agreement, including but not limited to, the obligations to make Excess Payments as set forth in Section 7 of this Agreement.

10.           Authorization.  The Company and each subsidiary has the full legal right, power and authority to conduct its business and affairs.  The Company has the full legal right, power and authority to enter into and perform its obligations under the March 2004 Letter Agreement , the September 2004 Letter Agreement, this Agreement and the Note Amendments.  The execution and delivery of this Agreement, the Note Amendments (on effectiveness of the Reverse Stock Split as to the decrease in the Conversion Price), the Warrant Amendments, the Immediate September Warrants and the September Warrants (on effectiveness of the Reverse Stock Split) and the performance by the Company of its obligations hereunder and thereunder, are within the corporate powers of the Company, and have been duly authorized by all necessary corporate action properly taken (with the exception of the shareholder vote required to effect the

Reverse Stock Split and the decrease in the Conversion Price of the Notes and the issuance of the September Warrants).  The officer(s) executing this Agreement, the Note Amendments, the Warrant Amendments, the Immediate September Warrants and the September Warrants are duly authorized to act on behalf of the Company.  Each subsidiary has the full legal right, power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement, and the performance by each subsidiary of its obligations hereunder, are within the corporate powers of each subsidiary, and have been duly authorized by all necessary corporate action properly taken.  The officer(s) executing this Agreement are duly authorized to act on behalf of each subsidiary.

11.           Payment of Expenses.  The Company hereby agrees to pay all out-of- pocket costs and expenses, including attorney fees, paid or incurred by Harris Toibb in connection with the negotiation, preparation and execution of this Agreement , which the Company agrees is $20,000 (the “Expense Payment”).  The Expense Payment shall be paid to Harris Toibb upon the effectiveness of this Agreement.

12.           Effectiveness.  This effectiveness of this Agreement and the obligations of the parties hereunder shall be conditioned upon the execution and delivery of this Agreement by each and all of the parties set forth below.

13.           Release.  The Company and each of its subsidiaries and affiliates on behalf of themselves and their respective predecessors, successors, principals, employers, employees, attorneys, heirs, executors, representatives, agents, administrators, insurers and assigns (the “Releasing Parties”) do hereby release and discharge each of the Holders in any capacity, whether individual or representative, their predecessors in interest, subsidiaries, affiliates, agents, representatives, attorneys, principals, associates, employees, employers, heirs, executors, administrators, partners, insurers, successors and assigns and each of them and all persons, firms, or corporations with whom any of the former may have been now, or may hereafter be, affiliated jointly or severally (the “Releasees”) from any and all rights, claims, demands, liabilities, actions, and causes of action, suits, debts, demands, acts, agreements, damages, obligations, costs, fees, expenses, of any nature whatsoever, whether known or unknown, suspected or claimed, matured or unmatured, fixed or contingent, that the Company, its subsidiaries or affiliates or any of them may now have or hereafter may have or claim to have arising from any matter, event, cause or thing occurring from the beginning of time to the date of this Agreement against the Releasees directly or indirectly arising out of or related to any claims, debts, obligations, duties of any nature directly or indirectly concerning or related to the Notes, the Purchase Agreements, the Warrants, the Immediate September Warrants, September Warrants, the Security Agreements, the Guarantees, the amendments to any and all of the foregoing agreements, including those contained in this Agreement, any other agreements in writing or oral which may be directly or indirectly related to the foregoing, including matters relating to the issuance of securities underlying the Notes and the Warrants and the negotiations and actions and inactions directly or indirectly arising from or related to any of the foregoing.  By executing this Release, the Releasing Parties expressly waive and relinquish any and all rights they may have under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

14.           Miscellaneous.  All of the agreements referenced in this Agreement, including the Purchase Agreements, the Secured Promissory Notes, the Security Agreement, the Guaranty, the Warrants, the Immediate September Warrants, the September Warrants, the March 2004 Letter Agreement, and the September 2004 Letter Agreement, to the extent not expressly superceded by or inconsistent with this Agreement, and this Agreement and the exhibits and schedules attached hereto represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith or previously as between the parties hereto with respect to the obligations described herein, the provision of this Agreement shall control.  The parties agree that any disputes of controversies with respect to this Agreement shall be governed by the choice of law and other provisions contained in the Notes.  This Agreement and the Amendments may be executed in any number of counterparts and by different parties to this Agreement or the Amendments in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and Amendment.  Any and all action or inaction, decision, forbearance or other consent or determination required to be made by the Holders, as a group, pursuant to this Agreement or otherwise related to the Purchase Agreements, the Secured Promissory Notes, the Security Agreement, the Guaranty, the Warrants, the Immediate September Warrants, September Warrants, the March 2004 Letter Agreement, the September 2004 Letter Agreement or related matters shall be made by the majority vote of the Holders, with each Holder voting a number of votes equal to the outstanding principal amount of the Notes held by such Holder at the time of the determination to be made.

15.           Books, Records, Access.  The Company shall, and shall cause each of its subsidiaries to, provide any Holder or any agent of any Holder, full and complete access to their respective properties, to review, examine and make, or request that the Company make, copies of all books and records, including all books of account, to discuss the affairs, finances, assets, accounts, prospects, operations and financial condition of the Company and all its subsidiaries with , and to be advised as to all of the foregoing by its officers, members of management, its advisors, directors, and its accountants (internal and outside professionals), upon request by any such Holder on reasonable notice and at reasonable times.  The Company shall make available to each Holder and distribute to each Holder, all internal operating and financial and litigation reports relating to its operations or those of its subsidiaries and shall distribute all such reports prepared for internal use on a regular basis, but in no event not less frequently than on a monthly basis.  All such information which is nonpublic, confidential or proprietary, including projections and information provided by an electronic medium, concerning the Company, which shall be prominently marked as “Confidential Information” shall, for purposes of this Agreement, constitute “Confidential Information”.  Prior to the disclosure of any Confidential Information to a Holder, the Company will use commercially reasonable efforts to identify to Holder or is advisors, the general nature of the Confidential Information which it proposes to disclosure to the Holder.  Prior to the disclosure to a Holder of Confidential Information, such Holder may elect, in its sole and absolute discretion, to not receive such Confidential Information.  If a Holder so elects, then such Confidential Information shall not be delivered to such Holder.  Each Holder shall hold such Confidential Information in confidence, but may disclose such information (i) to its officers, directors, employees, equity holders, shareholders, partners, consultants, advisors, attorneys, accountants, banks, investment bankers, lenders or agents, (ii) to any person with written consent of the Company, (iii) to any court or government or quasi-governmental agency or regulatory or self regulatory agency or authority, (iv) any other person who advises Holder that it  has executed a confidentiality agreement with the Company, and (v) in response to any notice of deposition, interrogatory, request for document, subpoena, civil investigative demand, or similar request (with notice to the Company).  Holder acknowledges to the Company that it is aware that federal and state securities laws restrict persons with material nonpublic information about a company obtained directly or indirectly from a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(Signatures on Following Pages)

Very truly yours,

BRILLIANT DIGITAL ENTERTAINMENT, INC.,
a Delaware corporation

By:
Kevin Bermeister
	Its:	Chief Executive Officer and Acting Chief
Financial Officer

ACCEPTED:

HARRIS TOIBB, as Holder and as Agent

EUROPLAY 1, LLC

By:
Name:
Its:

PRESTON FORD INC.

By:
Name:
Its:

CAPEL CAPITAL LTD.

By:
Name:
Its:

AGREED:

BRILLIANT DIGITAL ENTERTAINMENT, INC.,
a Delaware corporation

By:
Kevin Bermeister
Its:	Chief Executive Officer and
Acting Chief Financial Officer

BRILLIANT STUDIOS, INC.

By:

Its

B3D, INC.

By:

Its: